EXHIBIT 10.4

October 1, 2004

Mr. Steven F. Leer
[address]

Dear Steve:

     In order to encourage you to remain in the employ of the Company, this Agreement sets forth those benefits which the Company will provide to you in the event your employment with the Company (1) is Terminated without Cause during the term of this Agreement, or (2) you resign for Good Reason following a Change in Control of the Company under the circumstances described below.

SECTION A. DEFINITIONS

     1. “Agreement” shall mean this letter agreement.

     2. “Average Annual Bonus” shall be the highest of (i) the most recent annual bonus paid to you, (ii) if your date of termination occurs after the end of the calendar year but prior to the payment of annual bonuses with respect to the prior year, the amount calculated as payable as your annual bonus pursuant to the bonus targets approved by the Board of Directors of the Company for such year compared to the actual performance of the Company for such year; or (iii) the average annual bonus paid to you in the three full calendar years proceeding the Date of Termination. If you have not been employed by the Company, for three full calendar years prior to the Date of Termination, the average annual bonus for purposes of clause (iii) of this definition shall be a percentage of your highest annual salary in effect at any time during the term of this Agreement equal to the average percentage of annual base pay paid as an annual bonus by all executives of the Company at your Incentive Compensation level in the three calendar years proceeding the Date of Termination.

     3. “Board” shall mean the Company’s Board of Directors.

     4. “Cause” shall occur hereunder only upon (A) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (B) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company including, without limitation, a violation of the Company’s Code of Business Conduct in effect from time to time, or (C)

your conviction of or the entering of a plea of nolo contendere to the commission of a felony. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose, among others (after at least 20 days prior notice to you and an opportunity for you, together with your counsel, to be heard before the Board), of finding that (i) in the good faith opinion of the Board you failed to perform your duties or engaged in misconduct as set forth above in subparagraph (A) or (B) of this paragraph, and, if applicable, that you did not correct such failure or cease such misconduct after being requested to do so by the Board, or (ii) as set forth in subparagraph (C) of this paragraph, you have been convicted of or have entered a plea of nolo contendere to the commission of a felony.

     5. “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation, merger, or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) at any time during a period of two (2) consecutive years, “Continuing Directors” shall cease for any reason to constitute at least a majority of the Board. For such purpose, “Continuing Directors” shall be directors who were in office at the beginning of such two year period and new directors whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Continuing Directors then in office.

     6. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended.

     7. “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

     8. “Company” shall mean Arch Coal, Inc. and any successor to its business and/or assets which executes and delivers the agreement provided for in Section F, paragraph 1 hereof or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     9. “Competitive Activity” shall have the meaning as set forth in Section D, paragraph 4.

     10. “Competitive Operation” shall have the meaning as set forth in Section D, paragraph 4.

     11. “Confidential Information” shall mean information relating to the Company’s, its divisions’ and Subsidiaries’ and their successors’ business practices and business interests, including, but not limited to, customer and supplier lists, business forecasts, business and strategic plans, financial and sales information, information relating to products, process, equipment, operations, marketing programs, research, or product development, engineering records, computer systems and software, personnel records or legal records.

     12. “Constructive Termination” shall mean your resignation of employment with the Company after the occurrence of any one of the following events: (i) a reduction in your base salary or Incentive Compensation level or participation in any of the benefit plans or compensation plans of the Company for which you are currently or become eligible during the term of this Agreement; (ii) a diminution of your position, duties, title, status or responsibilities during the term of this Agreement; (iii) a failure by the Company to, in good faith, review the appropriateness of your base salary and incentive compensation package on at least an annual basis; or (iv) any breach by the Company of any material provision of this Agreement.

     13. “Date Of Termination” shall mean: (A) if this Agreement is terminated for Disability, thirty (30) days after the Notice of Termination is given by the Company to you (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (B) if your employment is terminated for Good Reason by you, the date specified in the Notice of Termination, and (C) if your employment is Terminated for any other reason, the date on which a Notice of Termination is received or delivered by you unless a later date is specified.

     14. “Disability” shall occur when: if, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company for six (6) consecutive months and shall not have returned to full-time performance of your duties within thirty (30) days after written notice is given to you by the Company.

     15. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     16. “Excise Tax” shall have the meaning as set forth in Section E.

     17. “Good Reason” shall mean:

(a) without your express written consent, the assignment to you after a Change in Control of the Company, of any duties inconsistent with, or a significant diminution of, your position, duties, responsibilities or status with the Company immediately prior to a Change in Control of the Company, or a diminution in your titles as in effect immediately prior to a Change in Control of the Company or any removal of you from, or any failure to reelect you to, any of such positions;

(b) a reduction by the Company in your base salary in effect immediately prior to a Change in Control of the Company or a failure by the Company to increase (within fifteen months of your last increase in base salary) your base salary after a Change in Control of the Company in an amount which is substantially similar, on a percentage basis, to the average percentage increase in base salary for all corporate officers of the Company during the preceding twelve (12) months;

(c) the failure by the Company to continue in effect any thrift, stock ownership, pension, life insurance, health, dental and accident or disability plan in which you are participating or are eligible to participate at the time of a Change in Control of the Company (or plans providing you with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control of the Company, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefits enjoyed by you at the time of the Change in Control of the Company or the failure by the Company to provide you with the number of paid vacation days to which you are entitled in accordance with the vacation policies of the Company in effect at the time of a Change in Control of the Company, unless a comparable plan is substituted therefor;

(d) the failure by the Company to continue in effect any incentive plan or arrangement (including without limitation, the Company’s incentive compensation plan, annual bonus and contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which you are participating at the time of a Change in Control of the Company (or to substitute and continue other plans or arrangements providing you with substantially similar benefits), or a reduction in your Incentive Compensation level in effect at the time of a Change in Control of the Company except as otherwise required by the terms of such plans as in effect at the time of any Change in Control of the Company;

(e) the failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, any plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof or to acquire stock or other securities of the Company) in which you are participating at the time of a Change in Control of the Company (or to substitute and continue plans or arrangements providing you with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control of the Company, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any such plan;

(f) the relocation of the Company’s principal executive offices to a location outside the St. Louis metropolitan area, or the Company’s requiring you to be based anywhere other than at your current location or at the location of the Company’s principal executive or divisional offices, except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations, or, in the event you consent to any such relocation of the Company’s principal executive or divisional offices, the failure by the Company to pay (or reimburse you for) all reasonable moving expenses incurred by you relating to a change of your principal residence in connection with such relocation and to indemnify you against any loss (defined as the difference between the actual sale price of such residence and the greater of (a) your aggregate investment in such residence, or (b) the fair market value of such residence as determined by a real estate appraiser reasonably satisfactory to both you and the Company) realized in the sale of your principal residence in connection with any such change of residence;

(g) any breach by the Company of any material provision of this Agreement; or

(h) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

     18. “Gross-up Payment” shall have the meaning as set forth in Section E.

     19. “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     20. “Payment” shall have the meaning as set forth in Section E.

     21. “Person” shall have the meaning as set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

     22. “Qualifying Termination” shall mean the termination of your employment after a Change in Control of the Company while this Agreement is in effect, unless such termination is (a) by reason of your death or Disability, (b) by the Company for Cause, or (c) by you other than for Good Reason.

     23. “Salary Continuation Period’’ shall have the meaning set forth in Section C, paragraph 1.

     24. “Significant Stockholder” shall mean any shareholder of the Company who, immediately prior to the Effective Date, owned more than 5% of the common stock of the company.

     25. “Subsidiary” shall mean any corporation of which more than 20% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

     26. “Termination” shall mean the actual or Constructive Termination of your employment with the Company.

SECTION B. TERM AND BENEFITS

     This Agreement shall be in effect for a period of one (1) year from the date you accept this Agreement and shall automatically renew for successive one (1) year periods unless terminated by either party by at least one (1) year advance written notice prior to the commencement of the next succeeding one (1) year period at which time the Agreement shall terminate at the end of the next succeeding one (1) year period. During the term of employment hereunder, you agree to devote your full business time and attention to the business and affairs of the Company and to use your best efforts, skills and abilities to promote its interests.

     In the event of your retirement, at your election or in accordance with the Company’s generally applicable retirement policies, as in effect from time to time, this Agreement shall automatically terminate, without additional notice to you, as of the effective date of your retirement. Notwithstanding the first sentence of this paragraph and the first sentence of this Section B, if a Change in Control of the Company should occur while you are still an employee of the Company and while this Agreement is in effect, then this Agreement shall continue in effect from the date of such Change in Control of the Company for a period of two years. Prior to a Change in Control of the Company, your employment may be terminated by the Company for Cause at any time pursuant to a Notice of Termination. In such event, you shall not be entitled to the benefits provided hereunder. No benefits shall be payable hereunder unless your employment is terminated without Cause or there shall have been a Change in Control of the Company and your employment by the Company shall thereafter terminate in accordance with Section D hereof.

SECTION C. TERMINATION PRIOR TO CHANGE IN CONTROL

     1. Compensation Prior to a Change in Control. If you are Terminated by the Company without Cause during the term of this Agreement and prior to a Change in Control of the Company, you shall be entitled to receive:

(a) payment of the higher of; (1) your salary immediately prior to your Date of Termination, or (2) your highest salary during the prior three fiscal years preceding the fiscal year in which your Date of Termination occurs, for a period of two (2) years after your Date of Termination (“Salary Continuation Period”);

(b) continuation of your and your eligible dependents’ existing participation at regular employee rates, in effect from time to time, in all of the Company’s medical, dental and group life plans and other programs in which you were participating immediately prior to your Date of Termination during the Salary Continuation Period, after which time you and your eligible dependents will be eligible for coverage under COBRA. In the event that your continued participation in any such plan or program is for whatever reason impossible, the Company shall arrange upon comparable terms to provide you with benefits substantially equivalent on an after tax basis to those which you and your eligible dependents are, or become, entitled to receive under such plans and programs;

(c) if and when payments are made, payment in cash of any pro-rata portion (up through your Date Of Termination) of any amounts you would have received under the Company’s performance unit/share plans, Annual Incentive Compensation Plan, and any other similar executive compensation plan in which you were a participant immediately prior to your Date of Termination;

(d) provide for payment in cash an amount equal to your Average Annual Bonus;

(e) continuation of your existing participation in the Company’s thrift plan, cash balance pension plan, non-qualified supplemental pension plan, deferred compensation plan and financial counseling services plan during the Salary Continuation Period (payments made pursuant to paragraph 1(a) and 1(c) hereof shall be deemed includable compensation under these plans to the same extent as if you had remained an active employee of the company and the payments were made for base salary and annual bonus, respectively);

(f) outplacement services substantially similar to those historically offered by the Company to displaced senior executives; for a period not to exceed the Salary Continuation Period;

(g) pay to you an amount equal to the value of all unused, earned and accrued vacation as of your Date of Termination; and

(h) provide for the immediate vesting of all stock options held by you, as of your Date of Termination, under any Company stock option plan and all such options shall be exercisable during the Salary Continuation Period and for 120 days thereafter.

However, in the event that your employment with the Company is Terminated during the term of this Agreement and prior to a Change in Control of the Company and such Termination is not a Termination without Cause (including, without limitation, termination by reason of your voluntary termination (other than Constructive Termination), retirement, death, or Disability), or if your employment is terminated for Cause during the term of this Agreement, you shall not be entitled to receive any benefits under this Agreement.

     2. Release. In exchange for the benefits herein, you completely release the Company to the fullest extent permitted by law from all claims you may have against the Company on your Date of Termination except claims related to (a) claims for benefits to which you are entitled under this Agreement and (b) any applicable worker’s compensation or unemployment compensation.

     3. Payment of Benefits. Unless otherwise provided in this Agreement, in the applicable compensation or stock option plan or program, or unless you otherwise elect, all payments shall be made to you in a single lump sum within thirty (30) days after your Date of Termination. Notwithstanding the payment of benefits hereunder in a lump sum, the benefits stated herein to continue through the Salary Continuation Period shall continue through the period. These benefits are in addition to all accrued and vested benefits to which you are entitled to under any of the Company’s plans and arrangements, including but not limited to, the accrued vested benefits to which you are eligible for and entitled to receive under any of the Company’s qualified and non-qualified benefit or retirement plans, or any successor plans in effect on your Date of Termination hereunder.

     4. No Duty to Mitigate. You shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by you as the result of employment by another employer after your Date of Termination, or otherwise. Except as provided herein, the Company shall have no right to set off against any amount owing hereunder any claim which it may have against you.

SECTION D. TERMINATION FOLLOWING CHANGE IN CONTROL

     1. Qualifying Termination. If your termination is a Qualifying Termination, you shall be entitled to receive the payments and benefits provided in this Section.

     2. Notice of Termination. Except as provided in Section F, paragraph 1, any termination of your employment following a Change in Control of the Company shall be communicated by written Notice of Termination to the other party hereto. No termination shall be effective without such Notice of Termination.

3. Compensation Upon Termination After a Change in Control.

(a) If your termination is a Qualifying Termination, then the Company shall pay to you as severance pay (and without regard to the provisions of any benefit or incentive plan), in a lump sum cash payment on the fifth (5th) day following your Date of Termination, an amount equal to three (3) times the higher of; (1) your salary immediately prior to your Date of Termination, or (2) your highest salary during the prior three (3) fiscal years preceding the fiscal year in which your Date of Termination occurs or, if greater, the prior three (3) fiscal years preceding the fiscal year in which the Change in Control of the Company occurs.

(b) If your termination is a Qualifying Termination, the Company shall, in addition to the payments required by the preceding paragraph:

(i) provide for continuation of your and your eligible dependents’ participation at regular employee rates, in effect from time to time, in all of the Company’s medical, dental and group life plans and other programs in which you were participating immediately prior to your Date of Termination for a period of three years from your Date of Termination, after which time you and your eligible dependents will be eligible for coverage under COBRA. In the event that your continued participation in any such plan or program is for whatever reason impossible, the Company shall arrange upon comparable terms to provide you with benefits substantially equivalent on an after tax basis to those which you and your eligible dependents are, or become, entitled to receive under such plans and programs;

(ii) provide for full payment in cash of any performance unit/share awards in existence on your Date of Termination less any amounts paid to you under the applicable performance unit/share plan upon a Change in Control of the Company pursuant to the provisions of such plan; plus any pro rata portion (up through your date of termination) of any amounts you would have received under the Company’s Incentive Compensation Plan and any other similar executive compensation plan in which you were a participant immediately prior to your Date of Termination;

(iii) provide for payment in cash of an amount equal to three times your Average Annual Bonus;

(iv) provide those benefits or compensation under any compensation plan, arrangement or agreement not in existence as of the date hereof but which may be established by the Company prior to your Date of Termination at such time as payments are made thereunder to the same extent as if you had been a full-time employee on the date such payments would otherwise have been made or benefits vested;

(v) for three (3) years after your Date of Termination, provide and pay for outplacement services, by a firm reasonably acceptable to you, that have historically been offered to displaced employees generally by the Company under substantially the same terms and fee structure as is consistent with an employee in your then current position (or, if higher, your position immediately prior to the Change in Control of the Company);

(vi) for three (3) years after your Date of Termination, provide and pay for financial planning services, by a firm reasonably acceptable to you, that have historically been offered to you under substantially the same terms and fee structure as is consistent with an employee in your then current position (or, if higher, your position immediately prior to the Change in Control of the Company);

(vii) pay to you an amount equal to the value of all unused, earned and accrued vacation as of your Date of Termination pursuant to the Company’s policies in effect immediately prior to the Change in Control of the Company; and

(viii) provide for the immediate vesting of all stock options held by you, as of your Date of Termination, under any Company stock option plan and all such options shall be exercisable for the remaining terms of the options.

(ix) payments made pursuant to paragraphs 3.(a) and 3.(b)(iii) hereof shall be deemed includable compensation under the Company’s thrift plan, cash balance pension plan, non-qualified supplemental pension plan and deferred compensation plan as if you had remained an active employee of the Company and payments were made for base salary and annual bonus, respectively.

     4. Release. In exchange for the benefits herein, you completely release the Company to the fullest extent permitted by law from all claims you may have against the Company on your Date of Termination except claims related to (a) claims for benefits to which you are entitled under this Agreement and (b) any applicable worker’s compensation or unemployment compensation.

     5. Payment of Benefits. Unless otherwise provided in this Agreement or in the applicable compensation or stock option plan or program, or unless you otherwise elect, all payments shall be made to you within thirty (30) days after your Date of Termination. These benefits are in addition to all accrued and vested benefits to which you are entitled to under any of the Company’s plans and arrangements, including but not limited to, the accrued vested benefits to which you are eligible for and entitled to receive under any of the Company’s qualified and non-qualified benefit or retirement plans, or any successor plans in effect on your Date of Termination hereunder.

     6. No duty to Mitigate. You shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by you as the result of employment by another employer after your Date of Termination, or otherwise. Except as provided herein, the Company shall have no right to set off against any amount owing hereunder any claim which it may have against you.

     7. Competitive Activity. In consideration of the foregoing, you agree that if your employment is terminated during the term of this Agreement and after a Change in Control of the Company, then during a period ending six (6) months following your Date of Termination you shall not engage in any Competitive Activity; provided, you shall not be subject to the foregoing obligation if the Company breaches a material provision of this Agreement. If you choose to engage in any Competitive Activity during that period, the Company shall be entitled to recover any benefits paid to you under this Agreement. For purposes of this Agreement, “Competitive Activity” shall mean your participation, without the written consent of the General Counsel of the Company, in the management of any business operation of any enterprise if such operation (a “Competitive Operation”) engages in substantial and direct competition with any business operation actively conducted by the Company or its divisions and Subsidiaries on your Date of Termination. For purposes of this paragraph, a business operation shall be considered a Competitive Operation if such business sells a competitive product or service which constitutes (i) 15% of that business’s total sales or (ii) 15% of the total sales of any individual subsidiary or division of that business and, in either event, the Company’s sales of a similar product or service constitutes (i) 15% of the total sales of the Company or (ii) 15% of the total sales of any individual Subsidiary or division of the Company. Competitive Activity shall not include (i) the mere ownership of securities in any enterprise, or (ii) participation in the management of any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise.

SECTION E. ADDITIONAL PAYMENTS BY THE COMPANY

     Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to you an additional payment (a “Gross-up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any income, employment and Excise Tax imposed on any Gross-up Payment, you retain an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. You and the Company shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. If you and the Company can not agree on whether a Gross-up Payment is required or the amount thereof, then an independent nationally recognized accounting firm, appointed by you, shall determine the amount of the Gross-up Payment. The Company shall pay all expenses which you may incur in determining the Gross-up Payment. You shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and you) within ten days of the receipt of such claim. The Company shall notify you in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, you shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, you receive a refund of any amount paid by the Company with respect to such claim, you shall promptly pay such refund to the Company. If the Company fails to timely notify you whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to you the portion of such claim, if any, which it has not previously paid to you.

SECTION F. MISCELLANEOUS

     1. Assumption of Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of a material provision of this Agreement and shall entitle you to compensation in the same amount and on the same terms as you would be entitled pursuant to Section D, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed your Date of Termination without a Notice of Termination being given.

     2. Confidentiality. All Confidential Information which you acquire or have acquired in connection with or as a result of the performance of services for the Company, whether under this Agreement or prior to the effective date of this Agreement, shall be kept secret and confidential by you unless (a) the Company otherwise consents, (b) the Company breaches any material provision of this Agreement, or (c) you are legally required to disclose such Confidential Information by a court of competent jurisdiction. This covenant of confidentiality shall extend beyond the term of this Agreement and shall survive the termination of this Agreement for any reason. If you breach this covenant of confidentiality, the Company shall be entitled to recover from any benefits paid to you under this Agreement its damages resulting from such breach.

     3. Employment. You agree to be bound by the terms and conditions of this Agreement and to remain in the employ of the Company during any period following any public announcement by any Person of any proposed transaction or transactions which, if effected, would result in a Change in Control of the Company until a Change in Control of the Company has taken place. However, nothing contained in this Agreement shall impair or interfere in any way with the right of the Company to terminate your employment for Cause prior to a Change in Control of the Company.

     4. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the Center for Public Resources’ Model ADR Procedures and Practices, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company shall not be restricted from seeking equitable relief, including injunctive relief as set forth in paragraph 5 of this Section, in the appropriate forum. Any cost of arbitration will be paid by the Company. In the event of a dispute over the existence of Good Reason or Cause after a Change in Control of the Company, the Company shall continue to pay your salary, bonuses and plan benefits pending resolution of the dispute. If you prevail in the arbitration, the remaining amounts due to you under this Agreement are to be immediately paid to you.

     5. Injunctive Relief. You acknowledge and agree that the remedy of the Company at law for any breach of the covenants and agreements contained in paragraph 2 of this Section and in Section D, paragraph 4 will be inadequate, and that the Company will be entitled to injunctive relief against any such breach or any threatened, imminent, probable or possible breach. You represent and agree that such injunctive relief shall not prohibit you from earning a livelihood acceptable to you.

     6. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     7. Indemnification. The Company will indemnify you to the fullest extent permitted by the laws of the State of Missouri and the existing By-laws of the Company, in respect of all your services rendered to the Company and its divisions and

Subsidiaries prior to your Date of Termination. You shall be entitled to the protection of any insurance policies the Company now or hereafter maintains generally for the benefit of its directors, officers and employees (but only to the extent of the coverage afforded by the existing provisions of such policies) to protect against all costs, charges and expenses whatsoever incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its divisions or Subsidiaries during your employment therewith.

     8. Further Assurances. Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonably and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

     9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer(s) as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     10. Termination of other Agreements. Upon execution by both parties, this Agreement shall terminate and shall replace all prior employment and severance agreements between you and the Company and its divisions or Subsidiaries and the terms hereof shall govern as if executed on the initial date of such prior employment and severance agreements.

     11. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     13. Legal Fees And Expenses. Any other provision of this Agreement notwithstanding, the Company shall pay all legal fees and expenses which you may incur as a result of the Company’s unsuccessful contesting of the validity, enforceability or your interpretation of, or determinations under, any part of this Agreement.

     14. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Missouri.

     15. Agreement Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

     16. Headings. All Headings are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

     If this Agreement correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this matter.

Sincerely,

ARCH COAL, INC.

By:	/s/ Sheila Feldman

ACCEPTED as of the day
first above written

/s/ Steven F. Leer Employee